Exhibit 10.17

SECOND AMENDED AND RESTATED

FRESH WATER SERVICES AGREEMENT

consisting of the

SECOND AMENDED AND RESTATED

AGREEMENT TERMS AND CONDITIONS RELATING TO

FRESH WATER SERVICES

taken together with the applicable

SECOND AMENDED AND RESTATED

AGREEMENT ADDENDUM

now or in the future effective

Second Amended and Restated

Fresh Water Services Agreement

-i-

Second Amended and Restated

Fresh Water Services Agreement

-ii-

EXHIBITS

EXHIBIT A	SERVICE AREA
EXHIBIT B	DOWNTIME DURATION
EXHIBIT C	RESERVED
EXHIBIT D	INSURANCE

Second Amended and Restated

Fresh Water Services Agreement

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SECOND AMENDED AND RESTATED

AGREEMENT TERMS AND CONDITIONS RELATING TO

FRESH WATER SERVICES

These SECOND AMENDED AND RESTATED AGREEMENT TERMS AND CONDITIONS RELATING TO FRESH WATER SERVICES (these “Agreement Terms and Conditions”) (i) shall be effective with respect to each signatory of each Agreement Addendum as of the Effective Date specified in the applicable Agreement Addendum (defined below), (ii) were last updated as of March 31, 2016, (iii) are incorporated into and made a part of each Agreement Addendum, and (iv) taken together with the applicable Agreement Addendum shall constitute one Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.

Recitals:

A.	Producer (defined below) owns rights, title and interests in certain oil and gas leases and other interests located within the Service Area (defined below) that require services related to Fresh Water (defined below) for construction, maintenance, production and operations activities, including hydraulic fracturing operations and other purposes.

B.	Producer wishes to obtain such Fresh Water services from each Midstream Co (defined below) that executes and delivers a Midstream Agreement Addendum (defined below) pursuant to these Agreement Terms and Conditions, as modified by the applicable Midstream Agreement Addendum.

C.	Producer owns rights and interests in certain water rights, leases and other interests that permit Producer to take custody of and use Raw Fresh Water (defined below) from certain rivers, streams, reservoirs and other sources, and some of the water of which Producer takes custody is intended to be stored prior to use by Producer.

D.	Producer owns rights and interests in certain Recycled Water (defined below) that permit Producer to take custody of and use such Recycled Water, and some of such Recycled Water of which Producer takes custody is intended to be stored prior to redeployment by Producer.

E.	Each Midstream Co that executes and delivers a Midstream Agreement Addendum owns and operates an Individual System (defined below), which receives or will receive Fresh Water from, stores or will store Fresh Water in, and delivers or will deliver Fresh Water to locations in the applicable Dedication Area (defined below).

F.	OpCo (defined below) owns, directly or indirectly, the Controlling (defined below) equity interests in each Original Midstream Co (defined below) and intends to assist all of the Original Midstream Cos to, collectively, provide all of the Services (defined below) required by Producer hereunder, as provided in the OpCo Agreement Addendum (defined below).

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Fresh Water Services Agreement

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein, the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OpCo, Midstream Co, and Producer hereby agree as follows:

Article 1

Definitions

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Abandonment Date” has the meaning given to it in Section 3.2(d).

“Additional/Accelerated Well” has the meaning given to it in Section 3.2(c).

“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.

“Adjustment Year” has the meaning given to it in Section 6.2(a)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. The following sentence shall not apply to the term “Affiliate” as used in Section 2.2(b) or the definition of “Conflicting Dedication”: Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement.

“Agreement” means the applicable Agreement Addendum taken together with these Agreement Terms and Conditions, as modified by such Agreement Addendum.

“Agreement Addendum” means each Midstream Agreement Addendum and OpCo Agreement Addendum. “Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph.

“Associated Water” means water that is produced with Crude Oil Controlled by Producer and delivered with such Crude Oil to the Crude Oil Gathering System, which will be separated prior to redelivery of such Crude Oil to Producer.

“Barrel” means a quantity consisting of forty-two Gallons.

“Beneficiary” has the meaning given to it in Section 4.1(g).

“Business Day” means a Day (other than a Saturday or Sunday) on which federal reserve banks are open for business.

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Fresh Water Services Agreement

“Cancellation Date” has the meaning given to it in Section 3.1(c).

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

“Communications” has the meaning given to it in Section 17.2.

“Conditional Amount” has the meaning set forth in Section 10.1(a).

“Conflicting Dedication” means any volumetric or “take or pay” or similar arrangement for the delivery of Fresh Water to a Well within the Dedication Area for a Purpose and any arrangement requiring Producer (i) to store Fresh Water with a Third Party, (ii) to use a specified tank, pond or other storage facility owned by a Third Party or (iii) both of the foregoing, in any case, within the Dedication Area. A right of first refusal in favor of any entity other than Original Producer, OpCo or any of their Affiliates shall be deemed to be a “Conflicting Dedication” if Affiliates of Original Producer are prohibited from providing Services pursuant to the applicable agreement creating such right of first refusal.

“Control” (including the term “Controlled”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).

“Crude Oil” means crude oil produced from oil or gas wells in the Dedication Area and Controlled by Producer, in its natural form, which may include Associated Water naturally produced therewith.

“Crude Oil Gathering System” means the Crude Oil gathering system used to provide Crude Oil gathering services to Producer.

“Day” means a period of time from 7:00 a.m. Mountain Time on a calendar day until 7:00 a.m. Mountain Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Properties” means (a) the interests held by Producer or its Affiliates in the oil and gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area, (b) all of Producer’s interest in the Water Sources from which Producer has the right to take Fresh Water (either through fee ownership, lease, contract or otherwise). Notwithstanding the foregoing, (i) any interest that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedicated Properties,” (ii) any interest that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release and (iii) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any interest that is so assigned shall cease to be included in X’s Dedicated Properties and shall solely be included in Y’s Dedicated Properties as of the effective date of such assignment.

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Fresh Water Services Agreement

“Dedications” means the Fresh Water Dedication and the Real Property Dedication together, and “Dedication” means the Fresh Water Dedication or the Real Property Dedication, as applicable.

“Dedication Area” means, with respect to this Agreement, the area described on the applicable Midstream Agreement Addendum. Notwithstanding the foregoing, (a) any acreage that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedication Area,” (b) any acreage that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedication Area” immediately upon the effectiveness of such permanent release and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any acreage that is so assigned shall cease to be included in X’s Dedication Area and shall solely be included in Y’s Dedication Area as of the effective date of such assignment.

“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downtime Duration” means, (i) with respect to any Downtime Event of the type described in clause (i) of the definition of “Downtime Event”, the number of days during which Fresh Water is actively leaking from or otherwise being lost from the applicable facility and (ii) with respect to any Downtime Event of the type described in clause (ii) of the definition of “Downtime Event”, the number of days beginning on the day immediately subsequent to the date delivery of Fresh Water was requested by Producer to be delivered to a specified Delivery Point and ending on the date that the full quantity of Fresh Water that is required to be delivered hereunder is actually delivered to such Delivery Point (such number of days shall be inclusive of both the first and last day of such period).

“Downtime Event” means, (i) with respect to any facility on an Individual System that is designed for the purpose of storing Fresh Water, an event that results in the loss of 10% or more of the Fresh Water that should have been stored in such facility at such time, except for any such event arising from Force Majeure and (ii) with respect to any facility on an Individual System that is designed for the purpose of transporting and delivering Fresh Water to Producer at a Delivery Point that is not a Retention Facility, an event that prevents Midstream Co from delivering to such Delivery Point all or a portion of the quantity of Fresh Water requested by Producer for a reason other than Force Majeure; provided that to the extent Producer requests Fresh Water in a quantity exceeding the amount required to be delivered by Midstream Co hereunder, then a Downtime Event shall only occur with respect to the quantity of Fresh Water

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that Midstream Co is obligated to deliver hereunder. Notwithstanding the foregoing, no event described in Section 5.5(a) shall constitute a Downtime Event, and no event described in Section 5.5(b) shall constitute a Downtime Event so long as Midstream Co has complied with the notice provisions set forth therein.

“Effective Date” has the meaning given to it in the applicable Agreement Addendum.

“Escalation Percentage” means 2.50%.

“Excluded Amounts” means Midstream Co’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Retention Facilities in the Development Report that Producer at such time intends to develop.

“Facility Segment” means, for any Individual System that is described on the applicable Midstream Agreement Addendum that includes a description of two or more Facility Segments, the distinct segment of such Individual System that is capable of being operated independently of the remaining portion of the Individual System. With respect to any Individual System that is not described in the applicable Midstream Agreement Addendum as having multiple Facility Segments, the term Facility Segment shall be synonymous with Individual System.

“First Development Report” means the first report delivered by Original Producer to Midstream Co that satisfies the requirements for a Development Report in Section 3.1(a) and Section 3.1(b) (an “Original Report”), and, in the event that Producer assigns all or any part of the Dedicated Properties to a Producer Assignee, then with respect to such Producer Assignee, the First Development Report shall not refer to the Original Report but rather to the first Development Report delivered by such Producer Assignee to Midstream Co that satisfies the requirements for such report in Section 3.1(a) and Section 3.1(b).

“Fresh Water” means Raw Fresh Water and Recycled Water (or, if the context requires either or both of the foregoing).

“Fresh Water Dedication” means the dedications and commitments made by Producer pursuant to Section 2.1(a).

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) mining accidents, subsidence, cave-ins and fires; (l) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and

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Fresh Water Services Agreement

has opposed where and to the extent commercially reasonable, such action or restraint), (m) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such Permits, and (n) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” means (a) with respect to Midstream Co, the Midstream Co Group, and (b) with respect to Producer, the Producer Group.

“Increase in Fee” has the meaning given to it in Section 6.2(b).

“Individual Fee” means the aggregate of the Individual First Phase Fee and the Individual Second Phase Fee.

“Individual First Phase Fee” means the fee calculated as described in clause (i) of Section 6.1.

“Individual First Phase Rate” means the Monthly rate for providing Services (other than the Second Phase Services) at a particular Individual System, as set forth opposite the heading “Individual First Phase Rate” on the applicable Midstream Agreement Addendum.

“Individual Second Phase Fee” means the Monthly fee for providing Second Phase Services at a particular Individual System, as set forth opposite the heading “Individual Second Phase Fee” on the applicable Midstream Agreement Addendum provided that the Individual Second Phase Fee shall accrue only with respect to Services performed by Midstream Co on Fresh Water flowing through an Individual System.

“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Midstream Agreement Addendum and ending at the Delivery Points described on the applicable Midstream Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Midstream Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced through amendments to the applicable Midstream Agreement Addendum or the execution and delivery of additional Midstream Agreement Addenda.

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Fresh Water Services Agreement

“Initial Term” has the meaning given to it in Section 8.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Internal Transfer Point” shall be the point at which custody transfer from Midstream Co to a Third Party contractor for the provision of Second Phase Services. The Internal Transfer Points for each Individual System in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Internal Transfer Points hereunder by mutual agreement of the Parties.

“Interruption Conditions” has the meaning given to it in Section 2.4(b).

“Invoice Month” has the meaning given to it in Section 10.1(a).

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character, including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“Maximum BPM Rate” means the rate set forth on the applicable Midstream Agreement Addendum.

“Measurement Device” means the totalizing meter, other metering device or equipment which, along with application of test results (e.g. meter proves, etc), as required for the Individual System, measure the amount of water, all of which shall conform to industry standards and government regulations, as further described in Article 4.

“Measurement Point” means the Measurement Device that the Parties have agreed in writing will measure the volume of Fresh Water moving through the Individual System.

“Midstream Agreement Addendum” means each Agreement Addendum by and between a Producer and a Midstream Co that expressly states that it is governed by these Agreement Terms and Conditions. “Midstream Agreement Addenda” shall be the collective reference to each Midstream Agreement Addendum then in effect.

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“Midstream Co” means the entity or entities identified as such in the applicable Midstream Agreement Addendum, together with its or their permitted successors and assigns.

“Midstream Co Assignee” means any Third Party to whom Midstream Co assigns its rights and obligations in accordance with this Agreement.

“Midstream Co” means the Original Midstream Co, together with its permitted successors and assigns, including any Midstream Co Assignee.

“Midstream Co Group” means Midstream Co, its Affiliates, and the directors, officers, employees, and agents, of Midstream Co and its Affiliates; provided that all subsidiaries of OpCo that do not hold equity in Midstream Co shall be excluded from this definition.

“Modifications” has the meaning given to it in Section 3.1(c).

“Month” means a period of time from 12:00 a.m. (midnight) Mountain Time on the first Day of a calendar month until 12:00 a.m. (midnight) Mountain Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“Oil and Gas Interests” means oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“OpCo” means Noble Midstream Services, LLC, together with its permitted successors and assigns.

“OpCo Agreement Addendum” means the Agreement Addendum by and between a Producer and OpCo that expressly states that it is governed by these Agreement Terms and Conditions.

“Original Midstream Co” means the entity identified as the “Midstream Co” in the applicable Midstream Agreement Addendum as of the Effective Date.

“Original Producer” means Noble Energy, Inc.

“Original Report” has the meaning set forth in the definition of “First Development Report.”

“Owner” has the meaning given to it in Section 4.1(g).

“Party” or “Parties” with respect to each Midstream Agreement Addendum shall mean the applicable Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties as determined by the applicable Agreement Addendum. References to a “Party” or the “Parties” shall not include OpCo.

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“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.

“Period of Two Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 24 Months after such date.

“Permits” means any permit, license, approval, or consent from a Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Retention Facility” means each Retention Facility that Producer has requested to be constructed in an appropriate Development Report.

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

“Produced Water” means water that is produced as a byproduct of Producer’s operation of the Wells that are located in the Dedication Area; provided that any water that is Associated Water shall not constitute Produced Water hereunder until such time as it has been separated from Crude Oil and ceases being Associated Water.

“Producer” means the Original Producer, together with its permitted successors and assigns, including any Producer Assignee.

“Producer Assignee” means any Person to whom Original Producer or any subsequent Producer sells, assigns, or otherwise transfers acreage subject to the Dedications.

“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).

“Purpose” means any and all uses related to activities associated with the exploration and production of hydrocarbons, including but not limited to hydraulic fracturing operations, and the construction, maintenance and operation of Wells or facilities for Raw Fresh Water and Recycled Water.

“Quality Standard for Delivery” means the Quality Standard for Fresh Water unless on or prior to the Quality Standard Notification Date, Producer informs Midstream Co that with respect to a specified volume of Fresh Water, Producer will require such Fresh Water to meet the Quality Standard for Frac Water, the Quality Standard for Cement Water or the Quality Standard for Recycled Water, as applicable.

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“Quality Standard for Cement Water” means the specifications set forth in Section 7.1(a) under the heading “Cement Water”.

“Quality Standard for Frac Water” means the specifications set forth in Section 7.1(a) under the heading “FRAC Water” unless, on or before the Quality Standard Notification Date, Producer delivers to Midstream Co a certificate stating that the Third Party contractor that Producer has engaged to provide frac services has imposed different water quality standards for fracking the applicable Well.

“Quality Standard for Fresh Water” means all applicable Laws, the specifications set forth in Section 7.1(a) under the heading “Fresh Water” and any other specifications required to protect the System.

“Quality Standard for Recycled Water” means all applicable Laws, the specifications set forth in Section 7.1(a) under the heading “Recycled Water” and any other specifications required to protect the System.

“Quality Standard Notification Date” means the Business Day that is at least 5 Business Days prior to the date on which Producer requested delivery of a volume of Fresh Water.

“Raw Fresh Water” means raw fresh water obtained from either ground water withdrawals or surface diversions from Water Sources. It does not include Recycled Water, Produced Water or Associated Water.

“Real Property Dedication” means the dedication and commitment made by Producer pursuant to the first sentence in Section 2.1(b).

“Receipt Point” means the point at which custody transfers from Producer or a Third Party to Midstream Co. With respect to Fresh Water obtained by Producer through a lease or water use agreement, the custody transfer point generally refers to the Custody Transfer Point, as such term (or a similar term) is used in the applicable Commercial Water Lease Agreement or other similar instrument, at which custody transfers from the lessor, fee owner or other water rights holder to Producer; provided that Producer shall take title and custody at the applicable Custody Transfer Point (or other applicable term) and immediately transfer custody (but not title) to Midstream Co. With respect to Fresh Water obtained by Producer through a fee interest, the custody transfer point generally refers to the wellhead equipment or other point at which Producer delivers the Fresh Water to Midstream Co. Regardless of the Water Source, the Receipt Point may include: (a) with respect to Fresh Water obtained from a water well, the applicable wellhead (unless Producer elects to transport such Fresh Water from the applicable wellhead to the System), (b) with respect to Fresh Water delivered into a pipeline constituting part of the System, the point on the applicable pipeline at which such Fresh Water enters the System, (c) with respect to Fresh Water delivered directly into a Retention Facility, such Retention Facility, (d) with respect to Fresh Water that is initially collected into lease lines or other production equipment owned and operated by Producer or a Third Party, the point where such lease lines or other production equipment connect with the System, (e) with respect to Fresh

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Water obtained from a reservoir, the pumping station located at such reservoir, (f) with respect to Fresh Water obtained from a river, stream or other naturally occurring Water Source above ground, the applicable pumping station, (g) with respect to Fresh Water that has been recycled, the downstream flange of each recycled water system agreed to between the Parties and (h) each other point as mutually agreed between the Parties. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Recycled Water” means Produced Water, Associated Water, flowback water or any other water, in each case, that has been treated or recycled to the extent that such water meets the specifications set forth in Section 7.1 under the heading “Recycled Water”. It does not include Raw Fresh Water, or any untreated Produced Water or untreated Associated Water.

“Redetermination Deadline” has the meaning given to it in Section 6.2(a)(iii).

“Redetermination Proposal” has the meaning given to it in Section 6.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 6.2(a)(i).

“Reimbursed Amount” has the meaning given to it in Section 10.1(a).

“Release Conditions” has the meaning given to it in Section 2.4(a).

“Releases of Dedication” means those certain releases of dedication, executed by and among Original Producer, OpCo and certain of OpCo’s subsidiaries, pursuant to Section 2.4(a) prior to March 31, 2016.

“Retention Facility” means each storage tank, pond, retention area or other storage facility that is used to store Fresh Water and that is part of the System.

“Rules” has the meaning given to it in Section 17.6.

“Second Phase Services” has the meaning set forth in the definition of “Services”.

“Service Area” means (a) with respect to the Original Producer, the area described on Exhibit A, except that any acreage that was released pursuant to the Releases of Dedication shall not be included in this definition of “Service Area”, and (b) with respect to any Producer Assignee, the Dedication Area described in such Producer Assignee’s Agreement Addendum. Any acreage that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in the definition of “Service Area” immediately upon the effectiveness of such permanent release.

“Services” means the following services: (a) receiving at each Receipt Point on each Day, Fresh Water in a quantity up to (i) the maximum capacity of the facilities at such Receipt Point as they then exist at such Receipt Point on such Day, (ii) the maximum volume of Fresh Water

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that may be taken at such Receipt Point in accordance with Producer’s rights to take or receive Fresh Water at such Receipt Point, including contractual rights, laws, regulations, governmental approvals, etc., and (iii) such volume of Fresh Water as shall be nominated by Producer in accordance with this Agreement; provided that if the aggregate of amount specified in this clause (a) at all Receipt Points on an Individual System exceed the capacity then available in the applicable Individual System, then the quantity required to be received into such system, regardless of Receipt Point, shall be such maximum available capacity, (b) storing the Fresh Water received into the System until Producer requests delivery of such Fresh Water and treating such stored Fresh Water to ensure compliance with Section 7.1, (c) transporting Fresh Water from the applicable Receipt Point to the applicable Internal Transfer Point, (d) transporting Fresh Water from the applicable Internal Transfer Point to the applicable Delivery Point (this clause (d), the “Second Phase Services”), (e) with respect to Fresh Water transported to an Internal Transfer Point or Delivery Point, as the case may be, the amount to be delivered to Producer shall be in a quantity equal to the lesser of (i) such volume of Fresh Water as requested by Producer in accordance with this Agreement and (ii) the Maximum BPM Rate designated for the applicable Individual System and (f) the other services to be performed by Midstream Co in respect of such Fresh Water as set forth in this Agreement and the System Plan for an Individual System, all in accordance with the terms of this Agreement (including any services with respect to metering services).

“Services Fee” means, collectively, the fees described in Section 6.1 and Section 6.3.

“Spacing Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“State” means the state in which the Individual System is located.

“System” means all Individual Systems described in all of the Agreement Addenda, collectively, including: (a) pipelines; (b) (reserved); (c) (reserved); (d) controls;, (e) Delivery Points, meters and measurement facilities; (f) ponds and other storage for Fresh Water; (g) easements, licenses, rights of way, surface rights and Permits; and (h) all appurtenant facilities, in each case, that are owned, leased, contracted or operated by each Midstream Co to provide Services to Producer or Third Parties, as such system and facilities are modified or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by each Midstream Co specified in the Agreement Addenda.

“System Plan” has the meaning given to it in Section 3.1(c).

“Target On-Line Date” means (a) with respect to a Planned Retention Facility or Planned Well that is described for the first time in the Original Report, the date specified in the Original Report for the applicable Planned Retention Facility or Planned Well, as applicable, (b) with

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respect to any Planned Retention Facility or Planned Well that is described in a First Development Report that is not the Original Report, 24 Months after the date of such First Development Report, unless Midstream Co consents to a shorter time period, and (c) with respect to any Planned Retention Facility or Planned Well that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflects the Planned Retention Facility or Planned Well, as applicable, unless Midstream Co consents to a shorter time period.

“Tender” means the act of Producer’s making Fresh Water available or causing Fresh Water to be made available to the System at a Receipt Point.

“Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 8.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Third Party Assignment” has the meaning given to it in Section 16.1(a).

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer and Midstream Co.

“Water Sources” means, with respect to Raw Fresh Water, ground water, streams, springs, reservoirs, ponds or other surface water features from which Producer has a right to take Fresh Water and, with respect to Recycled Water, the applicable recycling facility (whether owned and operated by Producer, any of its Affiliates or a Third Party). The Water Sources in existence on the Effective Date for the System shall be set forth in writing among Producer, Midstream Co and OpCo, and additional ground water, streams, springs, reservoirs, ponds, surface water features or recycling facilities or other rights or interests may become Water Sources hereunder as Producer acquires additional interests entitling it to take custody of and use Fresh Water from such sources, and the Parties shall evidence such additional Water Sources in writing among Producer, Midstream Co and OpCo.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest and is the operator.

“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.

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Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits, Appendices, and other attachments to these Agreement Terms and Conditions and the applicable Agreement Addendum, all of which are incorporated herein, and not to any particular Exhibit, Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time.

Article 2

Producer Dedication and Commitment

Section 2.1 Producer’s Dedications and Commitment.

(a) Fresh Water Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer (i) covenants and commits to deliver all Fresh Water to which Producer obtains title, custody or a right of use from a Water Source within the Dedication Area into the Individual System at appropriate Receipt Points, except for the portion of Fresh Water used for a reserved purpose set forth in Section 2.3; (ii) covenants to store in the Individual System all Fresh Water that Producer intends to store and that Producer has obtained from a Water Source within the Dedication Area; and (iii) covenants and commits to use for a Purpose all of the Fresh Water that Producer delivers into the Individual System at each Receipt Point within 12 Months of delivery of such Fresh Water into the Individual System.

(b) Real Property Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer dedicates and commits the Dedicated Properties to Midstream Co for performance of the Services pursuant to this Agreement. Except for the Parties’ performance of their obligations under this Agreement, no further performance is required by either Party to effectuate the Real Property Dedication.

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Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with (i) each of the Conflicting Dedications existing on the Effective Date or, in the case of a Producer Assignee, the effective date of such assignment, and (ii) any other Conflicting Dedication applicable as of the date of acquisition of any Oil and Gas Interest or rights to any Fresh Water from any Water Source, and other similar interests within the Dedication Area that are acquired by Producer after the Effective Date and otherwise would have become subject to the Dedications (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract, without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Fresh Water for itself:

(a) to construct, operate (or cause to be operated), maintain, repair, rework, or cease production, construction, development or operation of any Well or oil and gas lease, without consideration of the impact on Midstream Co;

(b) to use Fresh Water for any and all uses, other than a Purpose;

(c) to use any Fresh Water, in any amount for lease or Well purposes, prior to delivering such Fresh Water into the System; and

(d) to store Fresh Water in the vicinity of a Planned Well for reasonable periods of time immediately prior to needing such Fresh Water for a Purpose.

Section 2.4 Releases from Dedication and Commitment.

(a) Permanent Releases. Midstream Co shall permanently release Producer from the Dedications with respect to any Fresh Water, Receipt Point, Water Source, Well, Spacing Unit, or Dedicated Properties affected by one or more of the Release Conditions. The “Release Conditions” are:

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(i) Midstream Co’s failure to complete the facilities that are described on a System Plan or failure to commence the Services with respect to any Planned Well by the applicable On-Line Deadline (so long as such failure was not the result of Producer’s failure to comply with the then-applicable Development Report);

(ii) Midstream Co’s election (x) pursuant to Section 3.1(c) not to provide Services for any Well included in a Development Report delivered by a Producer that is not the Original Producer or (y) pursuant to Section 3.3(b) not to provide Services for (1) any Well for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (2) any Well not described in the applicable Development Report or (3) any excess Fresh Water required for any Well or required to be stored at any Retention Facility.

(iii) expiration of the Term, as further described in Section 8.2;

(iv) written agreement of Producer and Midstream Co, and each Party shall consider in good faith any proposal by the other Party to permanently release any Well, Spacing Unit, or Dedicated Properties;

(v) the occurrence of a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure” affecting Midstream Co that continues for a period of 120 Days or more;

(vi) Midstream Co’s interruption or curtailment of deliveries of Fresh Water pursuant to Section 5.5 or refusal to store any Fresh Water that Midstream Co is obligated to store hereunder that continues for 90 Days or more; provided that unless Midstream Co has indicated it will not store any Fresh Water from the applicable Water Source, the applicable Receipt Point and Water Sources shall not be released from the Dedications;

(vii) a default (other than a default of the type covered by Section 2.4(a)(i)) by Midstream Co that remains uncured for 90 Days or more;

(viii) Producer’s rejection of any increase in the Individual Fee pursuant to Section 13.1(b);

(ix) (x) Midstream Co’s suspension of Services pursuant to Section 13.2(a)(ii) that extends for the period of time stated in such Section or (y) Midstream Co’s election not to expand an Individual System pursuant to Section 13.2(b); or

(x) a Downtime Event that extends for the Downtime Duration specified in the applicable Row D on Exhibit B or longer.

Producer may obtain the applicable Services for the Fresh Water, Wells, or Spacing Units released pursuant to this Section 2.4(a) from any Third Party.

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(b) Temporary Release. Midstream Co shall temporarily release Producer from the Dedications with respect to any Fresh Water, Receipt Point, Water Source, Well, Spacing Unit, or Dedicated Properties affected by one or more of the Interruption Conditions. The “Interruption Conditions” are:

(i) The occurrence and continuation of an uncured default by Midstream Co;

(ii) Midstream Co’s interruption or curtailment of deliveries of Fresh Water pursuant to Section 5.5 or refusal to store any Fresh Water that Midstream Co is obligated to store hereunder; provided that unless Midstream Co has indicated it will not store any Fresh Water from the applicable Water Source, the applicable Receipt Points and Water Sources shall not be released from the Dedications;

(iii) Until a permanent release is required under Section 2.4(a) or Section 13.2, Midstream Co’s suspension of Services pursuant to Section 13.2(a) (and, if Section 13.2(a)(i) applies, such temporary release shall continue at the discretion of Midstream Co, subject to the time limits set forth in Section 13.2(a)(i));

(iv) Midstream Co’s election not to expand an Individual System or System pursuant to Section 13.2(b); or

(v) A Downtime Event with a Downtime Duration in excess of the duration described in the applicable Row B on Exhibit B but less than the duration specified in Section 2.4(a)(ix).

Producer may obtain the applicable Services for the Fresh Water, Wells, or Spacing Units temporarily released pursuant to this Section 2.4(b). To the extent that an interruption or curtailment of Services can be limited to a Facility Segment, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall continue until the first Day of the Month after the Month during which Midstream Co cures the applicable default or the interruption, curtailment, or suspension of Services terminates; provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of such default, interruption, curtailment, or suspension, such release shall continue until the earlier of (A) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (B) the first Day of the Month after the termination of the applicable contract with such Third Party. For the avoidance of doubt, the temporary services that Producer may obtain under Section 3.3 shall not constitute a release under the terms of this Agreement; provided that, if Producer cannot obtain such temporary services without a temporary release, Midstream Co may in its discretion grant or refuse to grant a temporary release on such terms as reasonably required by Midstream Co (including, for example, conditioning the grant of a temporary release on the establishment of a termination date for such temporary release).

(c) Evidence of Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Fresh Water, Receipt Points, Water Sources, Wells, Spacing Units, or Dedicated Properties pursuant to this Section 2.4.

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Section 2.5 Covenant Running with the Land. Subject to the provisions of Section 2.3 and Section 2.4, each of the Dedications (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties, and (c) shall be binding on and enforceable by Midstream Co and its successors and assigns. Except as set forth in Article 16, (i) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (ii) in the event Midstream Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. The Real Property Dedication is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).

Section 2.6 Recording of Agreement. Producer hereby authorizes Midstream Co to record a memorandum of the Agreement in the real property records of the counties in which the Service Area is located. Midstream Co and Producer agree that until Midstream Co provides notice to the contrary, all payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.

Article 3

System Expansion and Connection of Wells

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. Original Producer will provide, on or before July 1, 2016, and each Producer Assignee will provide, on or before the date stated in Section 16.1, Midstream Co with its First Development Report, which shall describe (x) in detail the planned development, drilling, and production activities relating to the Dedicated Properties through the end of the applicable Period of Two Years, (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b), and (z) the anticipated need for Fresh Water delivery and storage, including an identification of the applicable Water Sources. On or before each January 1, each April 1, each July 1, and each October 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Midstream Co an update of the then-current report (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells that Producer expects to drill or install during the applicable Period of Two Years (each, a “Planned Well”), including the expected locations and completion dates thereof, and the earliest date on which Fresh Water will be required for the Purposes at each Planned Well, and the earliest date on which Fresh Water will be required to be stored at a Planned Retention Facility or other storage location;

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(ii) the volumes of Fresh Water that will be required for each Planned Well and the volumes of Fresh Water that will be required to be stored at each Planned Retention Facility;

(iii) the Receipt Points and Delivery Points (including proposed receipt points and delivery points not yet agreed in writing among the Parties) at which Fresh Water is to be delivered to or delivered by Producer during the applicable Period of Two Years;

(iv) (Reserved);

(v) the actual lateral length for each Well described in the Period of Two Years, the anticipated lateral length for each Planned Well described in the Period of Two Years and initial assumptions for the planned lateral length for each Planned Well anticipated to be producing after the Period of Two Years and before the end of the Period of Five Years;

(vi) the number of rigs that Producer intends to operate in the Dedication Area each year during the Period of Five Years (including sufficient detail regarding the anticipated location of such rigs to allow Midstream Co to determine which Individual System would be impacted by such rig activity);

(vii) with respect to the Period of Two Years, the anticipated date of each frac, the quantity of Fresh Water required to complete such frac and an indication of the type of frac to be performed (slick, hybrid gel, gel, etc);

(viii) with respect to the Period of Two Years, the anticipated date on which Midstream Co may initiate construction or other development activities at the Well or Separator Facility in order to complete the interconnection into the Individual System;

(ix) each Water Source, the amount of Fresh Water anticipated to be obtained therefrom, the first delivery date and the rate of flow from each such Water Source; and

(x) such other information as may be reasonably requested by Midstream Co with respect to Wells that Producer intends to drill or for which Producer expects to require Fresh Water during the Period of Two Years and the Period of Five Years.

To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells shall also include such information related to Planned Wells. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells shall also be provided with respect to existing Wells.

(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Midstream Co by or on behalf of Producer, including as a result of meetings between representatives of

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Midstream Co and Producer, Midstream Co shall develop and periodically update a plan (the “System Plan”) describing or depicting the modifications, extensions, enhancements, major maintenance and other actions necessary in order for the Individual System to be able to provide timely Services in accordance with the most recent Development Report. Without limiting or otherwise altering Midstream Co’s rights under Section 13.2, unless the applicable Well is operated by Original Producer, Midstream Co may elect, in its sole discretion, not to make such modifications, extensions, enhancements, major maintenance, or other actions to the System (the “Modifications”) and not to provide Services for any Wells included in a Development Report delivered by a Producer that is not the Original Producer. If (i) Midstream Co elects to make such Modifications, (ii) Producer thereafter modifies the Development Report or provides other information (the date on which the modified Development Report or such other information is provided to Midstream Co, the “Cancellation Date”) indicating that such Modifications are no longer necessary, and (iii) as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Midstream Co to make such cancelled Modifications exceeds $100,000.00, then Producer shall reimburse Midstream Co for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Midstream Co through the Cancellation Date to make such Modifications. The System Plan shall include information as to:

(i) each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii) all Retention Facilities, Internal Transfer Points, Receipt Points and Delivery Points served or to be served by each such Facility Segment;

(iii) Reserved;

(iv) all pumping facilities and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications;

(v) the anticipated schedule for completing the construction and installation of the planned Facility Segments and all Planned Retention Facilities, Receipt Points and Delivery Points, in each case, for all Individual Systems, included in the most recent Development Report;

(vi) the allocation methodologies to be used by Midstream Co hereunder, if any, and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect, which allocation methodologies (A) shall permit allocations to be made by Midstream Co in a commercially reasonable manner; and (B) be based upon the measurements taken and quantities determined for the applicable Month; and

(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Retention Facilities, Receipt Points and Delivery Points; provided that in no event shall Midstream Co be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information that is covered by a confidentiality agreement or confidentiality obligations;

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Midstream Co shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Midstream Co of the applicable Development Report or amendment thereto.

(d) Meetings. Midstream Co shall make representatives of Midstream Co available to discuss the most recent System Plan with Producer and its representatives at Producer’s written request. Producer shall make representatives of Producer available to discuss the most recent Development Report with Midstream Co and its representatives at Midstream Co’s written request. The Parties agree that the meetings described in the previous sentences of this clause (d) may occur (and shall, if requested by either Party) on a Monthly basis. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Midstream Co and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. In the sole discretion of each Person serving as a Midstream Co under a Midstream Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System and Connection of Wells.

(a) Service Standards. Midstream Co shall, at its sole cost and expense, design, construct (as applicable), and own the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.2; provided, however, that nothing in this statement shall require Midstream Co to deliver or store quantities of Fresh Water in excess of the limitations set forth in the definition of “Services.” Until such time as Producer has delivered a Development Report, Midstream Co shall have no obligation under this Section 3.2(a).

(b) On-Line Deadline. Subject to Section 3.4, Midstream Co shall by the later of (x) the date that a Planned Well is ready for receipt of Services and (y) the applicable Target On-Line Date (such later date, the “On-Line Deadline”), have obtained all rights of way, easements, and water use instruments and have completed (or caused the completion of) the construction of the necessary facilities, in accordance with the then current System Plan, to make Fresh Water available to each Planned Well at an applicable Delivery Point. With respect to Services for the storage of Fresh Water, the “On-Line Deadline” shall mean the date that the Producer is allowed to extract or take Fresh Water from any Water Source and deliver such Fresh Water to Midstream Co for Services related to storage.

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(c) Additional/Accelerated Well. From time to time, Producer may provide notice to Midstream Co that Producer has accelerated the Target On-Line Date for a Planned Well or Planned Retention Facility (any such Well or Planned Retention Facility, an “Additional/Accelerated Well”). Midstream Co will use its commercially reasonable efforts to modify the System Plan and to cause the necessary facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well. From time to time, Producer may provide notice to Midstream Co that Producer (i) has delayed the Target On-Line Date for a Planned Well, (ii) subject to Section 3.2(d), anticipates eliminating a Planned Well from its development plans and the Development Report, or (iii) no longer needs a Planned Retention Facility. Midstream Co may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of such Wells.

(d) Cancellation of Planned Wells and Planned Retention Facilities. If (i) Midstream Co reasonably determines that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Retention Facility or Producer notifies Midstream Co that Producer intends to permanently abandon the drilling or installation of any Planned Well or Planned Retention Facility (whether through the delivery of an updated Development Report or otherwise, the date on which such determination is made, the “Abandonment Date”), (ii) Midstream Co had begun to design or construct the Facility Segment to connect such Planned Well or Planned Retention Facility to the System prior to such Abandonment Date, and (iii) the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Midstream Co prior to the Abandonment Date exceeds $100,000.00, then Producer shall reimburse Midstream Co for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Midstream Co prior to the Abandonment Date to design and construct such Facility Segment.

Section 3.3 Temporary Services.

(a) Pending the completion of facilities contemplated in a System Plan or that may be required to service Wells in existence as of the Effective Date, Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Properties and the Water Sources that, in either case, are anticipated to be serviced by the new, modified, or enhanced facilities if the term of such contract does not exceed six Months (and may be renewed in six-Month increments until such time as Midstream Co has completed the applicable facilities). If any such contract is in effect with respect to any Well or Water Source, Producer will not be obligated to connect such Well or Water Source to the System until the first Day of the Month following expiration of such contract.

(b) If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (ii) a Development Report delivered by Producer failed to describe any Well, or (iii) the volume of Fresh Water required for any Well or required to be stored at any Retention Facility during any Day exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Midstream Co, and as a result, Midstream Co has not completed any new, modified, or enhanced facilities necessary to allow Midstream Co to fully provide the Services with respect to a Well or Retention Facility , then (x) within a reasonable time after Midstream Co becomes aware of the need for such new, modified, or enhanced facilities, Midstream Co shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer,

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and (y) if Midstream Co elects to proceed with the development and completion of such facilities, (1) Midstream Co shall cause such facilities to be completed within a reasonable time after such election, and (2) pending the completion of such facilities, Midstream Co may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services that Midstream Co is unable to provide.

Section 3.4 Cooperation. The Parties shall work (at their own cost and expense) together in good faith to obtain such Permits as are necessary to provide the Services hereunder, including delivery of Fresh Water for the Purposes and the storage of Fresh Water, as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits.

Section 3.5 Grant of Access; Real Property Rights.

(a) Producer’s Grant of Access. Producer hereby grants to Midstream Co, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands constituting Dedicated Properties for the purpose of using, maintaining, servicing, inspecting, repairing, and operating all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Midstream Co of this Agreement. Such right of access shall not include any right to install, replace, disconnect, or remove all or any portion of the applicable Individual System, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f).

(b) Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grant of access by Producer to Midstream Co under Section 3.5(a) is based upon, and such grant will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(c) Midstream Co’s Grant of Access. Midstream Co hereby grants to Producer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands covered by the Individual System in order to exercise its rights and obligations hereunder. Such right shall not include any right to install, replace, disconnect, or remove any facilities on such lands, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f). Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group directly arising from Producer’s exercise of its access rights hereunder, except to the extent such Losses are caused by the gross negligence or willful misconduct of Midstream Co Group.

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(d) Midstream Co Does Not Have Obligation to Maintain. Midstream Co shall not have a duty to maintain in force and effect any underlying agreements that the grant of access by Midstream Co to Producer pursuant to this Section 3.5(d) is based upon, and such grant will terminate if Midstream Co loses its rights to the applicable property, regardless of the reason for such loss of rights.

(e) No Interference. A Party’s exercise of the rights granted to a Party by the other Party pursuant to this Section 3.5 shall not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of the granting Party. Each Party obtaining a right of access pursuant to this Section 3.5 shall have the status of “licensee,” except when such Party is accessing the applicable real property by way of a right-of-way, easement, or other similar real property right granted pursuant to a separate instrument.

(f) Real Property Rights. Each Party shall acquire and maintain all easements, rights of way, surface use, surface access agreements, and other real property rights from Third Parties necessary to perform its obligations hereunder. To the extent a Party has the contractual right and title to do so, such Party shall provide to the other Party the right of co-usage on the easements, sub-easements, rights of way, surface use, and other real property rights held by such Party covering lands for which the other Party requires real property rights to perform its obligations hereunder, all at no cost to the providing Party and on terms and conditions mutually acceptable to the Parties in their reasonable discretion. Where a Party does not have the contractual right to do so, such Party shall provide reasonable assistance to the other Party in obtaining the real property rights with respect to such lands as necessary or desirable to perform its obligations hereunder.

Article 4

Measurement Devices

Section 4.1 Measurement Devices.

(a) Midstream Co shall construct, install, own, and operate (or cause to be constructed, installed, and operated) the Measurement Devices located at the Measurement Points. Midstream Co may, in its discretion, construct, install, own, and operate (or cause to be constructed, installed, and operated) Measurement Devices at Retention Facilities and at other points in the Individual System.

(b) Midstream Co shall cause all Measurement Devices that are owned by Midstream Co to be constructed, installed, and operated in accordance with applicable Law, resource industry standards, and governmental regulations, as set forth in the current System Plan.

(c) Producer shall have the right, at its sole expense, to install, own and operate Measurement Devices located at the Measurement Points, Receipt Points and Delivery Points. Producer shall cause Producer Meters to be installed, subsequent to providing a minimum of 72 hours’ notice to Midstream Co, so as not to interfere with Midstream Co’s Measurement Devices and shall take steps that are reasonable and customary in the industry to mitigate or prevent any quality problems that may interfere with Midstream Co’s Measurement Devices at the Measurement Points.

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(d) Midstream Co may elect to use a Producer Meter as the Measurement Device for a Measurement Point in lieu of constructing, installing, owning, and operating a Measurement Device located at such Measurement Point by providing notice to Producer (including by detailing such election in the applicable System Plan). If Midstream Co elects to use such Producer Meter as the Measurement Device for a Measurement Point, Producer shall provide Midstream Co reasonable access to such Producer Meter, including prior advance notice of, and the ability to witness, the calibration of such Producer Meter.

(e) Producer and Midstream Co shall cause Measurement Devices owned by such Party to be constructed, installed and operated in a manner which is agreeable to all parties involved and satisfies local and state regulation.

(f) Midstream Co may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any applicable Law, resource industry standards, and governmental regulations. With respect to Producer Meters that Midstream Co has elected to use, Producer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law, resource industry standards, and governmental regulations.

(g) The accuracy of all Measurement Devices at the Measurement Points and Delivery Points, and of all Measurement Devices that serve as “check meters” for any such Measurement Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary makes a written request for a special test as described below. If, upon any test, any Measurement Device is found to be inaccurate by 2% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Fresh Water under this Agreement. If, upon any test, any Measurement Device is found to be inaccurate by more than 2% (excessive meter factor deviation), such Measurement Device will immediately be removed from service, adjusted, calibrated, repaired or replaced to record accurately (within the manufacturer’s allowance for error) and reproved prior to returning to service. If the excessive meter factor deviation can be explained by changing conditions (gravity, temperature or flow-rate) no corrective action may be taken if mutually agreed upon by both Owner and Beneficiary. Any previous recordings of such Measurement Device with an excessive meter factor deviation will be corrected by using the arithmetic average of the malfunction factor and the previous factor shall be applied to the production measured through the meter between the date of the previous factor and the date of the malfunction factor. The proving report must clearly indicate the meter’s malfunction factor and all remarks associated with the repairs and adjustments. If Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance written notice will be given to the Owner, and the Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2% or less, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

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(h) If requested by the Beneficiary, the Measurement Devices owned by Owner shall include a sufficient number of data ports, and Owner shall permit Beneficiary to connect to such data ports, as shall be required to provide to Beneficiary on a real-time basis all measurement data generated by such measurement equipment. Beneficiary shall be responsible at its own cost for obtaining equipment and services to connect to such data ports and receive and process such data.

(i) Each Party shall make the data and records by which measurements are determined available for the use of the other Party in fulfilling the terms and conditions thereof. Each Party shall, upon written request of the other Party, mail, email or deliver for checking and calculation all volume and other meter and test records in its possession and used in the measurement and allocation of Fresh Water delivered under this Agreement within 30 Days after the last billing period. Such data shall be returned within 90 Days after the receipt thereof.

(j) Each Party shall preserve or cause to be preserved for mutual use all test data or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months.

Section 4.2 Measurement Procedures. The measurements of the quantity of all Fresh Water delivered at the Receipt Points and Delivery Points will be conducted in accordance with water resource industry standards.

Article 5

Services

Section 5.1 Limitations on Service to Third Parties. Midstream Co shall obtain Original Producer’s consent prior to offering services on an Individual System to any Third Party, unless (a) Midstream Co is required by a Governmental Authority to offer service to a Third Party, in which case Midstream Co shall provide Producer prior notice of offering such service to such Third Party, (b) such Third Party has become a Producer hereunder by virtue of assignment of Dedicated Properties to such Party, or (c) Original Producer has ceased to operate acreage serviced by such Individual System.

Section 5.2 Tender of Fresh Water. Subject to Section 5.3(c), (a) each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Fresh Water to which it has taken title and custody from Water Sources within the Service Area, and (b) Producer shall have the right to Tender to Midstream Co for Services under this Agreement Fresh Water other than the Fresh Water described in the preceding sentence and Producer shall also have the reservations and right to alternate uses of Fresh Water set forth in Article 2.

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Section 5.3 Services; Service Standard.

(a) Services. Subject to Section 5.3(c), Midstream Co shall, at its sole cost and expense, (i) provide facilities at each Receipt Point, Delivery Point and Retention Facility identified in the applicable Midstream Agreement Addendum sufficient (in the aggregate for the applicable Individual System) to receive, deliver or store, as applicable, all volumes of Fresh Water Tendered by Producer from Water Sources within the Dedication Area up to the maximum levels set forth in the definition of “Services”, (ii) provide Services for all such Fresh Water and (iii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) Fresh Water that satisfies the applicable Quality Standard for Delivery (as further described in Article 7) and that is in the amount specified by Producer up to the maximum levels set forth in the definition of “Services”.

(b) Services Standard. Midstream Co shall own and operate (or contract for, as applicable) the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.

(c) Priority of Service. Midstream Co shall cause (i) Fresh Water Tendered by Original Producer to have priority service on the System over Fresh Water of any Producer Assignee to the extent not in violation of applicable Law, and (ii) Fresh Water Tendered by Producer to have priority service on the System over Fresh Water of any Third Party. Midstream Co’s performance of its obligations under Section 5.3(a) with respect to any Fresh Water (A) of any Producer Assignee, (B) required for any Well not included on a Development Report, (C) required to be stored at any Retention Facility not included on a Development Report, or (D) for which new, modified, or enhanced facilities are contemplated in a System Plan, shall at all times be subject to the available capacity on the System at the time that Fresh Water is available to be Tendered by Producer at a Receipt Point; provided, however, that in the case of clauses (B) through (D), Producer may make alternative arrangements for the Fresh Water not received by Midstream Co pursuant to Section 3.3.

(d) Performance of Services by Third Parties. In its performances of the Services hereunder, Midstream Co may, but shall not be obligated to, engage or retain any necessary Third Party. To the extent Midstream Co does engage or retain a Third Party, Midstream Co shall use commercially reasonable efforts to achieve the lowest cost possible for the Services provided by such Third Party.

Section 5.4 Adjustments. Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System or any Individual System.

Section 5.5 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs, Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System, or (iii) because providing Services hereunder has become uneconomic as further described in Section 13.2, Midstream Co may interrupt or curtail the performance of the Services in respect of Fresh Water as set forth herein. In such cases Midstream Co shall have no liability to Producer (subject to Section 11.1(b)) for its failure to provide Services, except to the extent such shutdown is caused by the negligence, gross

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negligence or willful misconduct of Midstream Co. If Midstream Co is required to so interrupt or curtail the performance of Services, Midstream Co will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within twenty-four hours after the occurrence of such event.

(b) Planned Curtailments and Interruptions.

(i) Midstream Co shall have the right to curtail or interrupt the Services in respect of Fresh Water for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Midstream Co shall provide Producer (x) with 30 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Services hereunder and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment of Services hereunder for five or more consecutive Days.

Article 6

Fees

Section 6.1 Fees. Producer shall pay Midstream Co in accordance with the terms of this Agreement, for each Month in which Midstream Co provides Services with respect to the Fresh Water within an Individual System that is subject to this Agreement, an amount equal to the sum of (i) the product of (x) the aggregate quantity of such Fresh Water, stated in Barrels, delivered to Producer by Midstream Co at the applicable Internal Transfer Point for such Fresh Water within the applicable Individual System during such Month, multiplied by (y) the applicable Individual First Phase Rate, (ii) the Individual Second Phase Fee, if any, applicable to Second Phase Services performed within the Dedication Area and (iii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for electricity required to provide Services, such allocation to be based upon the aggregate volumes of Fresh Water received by Midstream Co.

Section 6.2 Fee Adjustments.

(a) Redetermination.

(i) Redetermination Proposal. Between November 1 and December 31 of any Year, Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee (unless the Parties mutually agree not to redetermine any particular Individual Fee) in

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accordance with this Section 6.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 6.2(a). For purposes of this Section 6.2(a)(ii), the Year immediately after the Year during which a Redetermination Proposal is delivered is herein the “Adjustment Year”.

(b) Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee; provided that Reimbursed Amounts shall not be subject to this Section 6.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 6.2(a), with an effective date during the same Year.

(c) Downtime Events. If (i) there has been a Downtime Event and (ii) such Downtime Event caused the Downtime Duration for any facility on an Individual System during any such calendar quarter to extend for the duration shown on Exhibit B, then the applicable Individual First Phase Fee shall be reduced as set forth in Exhibit B for such duration. To the extent that, as a result of a Downtime Event, Producer exercises its right to a temporary release pursuant to Section 2.4(b), Producer shall be entitled to both such release and the reduction of the applicable Individual First Phase Fee pursuant to this Section 6.2(c).

Section 6.3 System Fuel. Producer shall provide all fuel to operate the Individual System, including the cost of transportation of such fuel to the Individual System.

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Article 7

Quality and Specifications

Section 7.1 Quality Standard for Fresh Water.

(a) The following quality standards shall apply to the Fresh Water and Recycled Water as provided herein:

	Fresh Water	Recycled Water	Cement Water	FRAC Water
pH	6.5 to 7.5	6.5 to 7.5	6 to 8.5	6 to 8
Iron (Fe)	25 mg/L	25 mg/L	300 mg/L	25 mg/L
Chloride (Cl)	23,125 mg/L	23,125 mg/L	7000 mg/L	~
Sulfate (SO4)	800 mg/L	800 mg/L	2,000 mg/L	500 mg/L
Calcium (Ca)			500 mg/L	2000 mg/L
Magnesium (Mg)			300 mg/L	2000 mg/l
Carbonate (CO3)			100 mg/L	300 mg/L
Bicarbonate (HCO3)			1000 mg/L	300 mg/L
Tannin/ Lignin			25 mg/L	~
Total Hardness	500 mg/L as CaCO3	500 mg/L as CaCO3
Total Alkalinity	500 mg/L as CaCO3	500 mg/L as CaCO3
Sodium	18,750 mg/L	18,750 mg/L
Silica	10 mg/L	10 mg/L
Aluminum	4 mg/L	4 mg/L
Oil and Grease	5 mg/L	5 mg/L
Particulate Size	50 nominal micron	50 nominal micron

(b) Fresh Water at each Retention Facility, Receipt Point and Delivery Point shall be free from any contamination or any substances that would result in such Fresh Water being unsuitable for any Purpose or violating any law, rule or regulation (including but not limited to environmental laws). Raw Fresh Water at each Retention Facility, Receipt Point and Delivery Point shall conform to Quality Standard for Fresh Water. Recycled Water at each Retention Facility, Receipt Point and Delivery Point shall conform to Quality Standard for Recycled Water.

(c) Producer shall not deliver Raw Fresh Water and Recycled Water into the same Retention Facility, unless agreed to by Midstream Co prior to such delivery. With respect to the Raw Fresh Water delivered into the Individual System, Producer has the obligation to obtain and deliver Raw Fresh Water that conforms to the Quality Standard for Fresh Water. With respect to the Recycled Water delivered into the Individual System, Producer has the obligation to obtain and deliver Recycled Water that conforms to the Quality Standard for Recycled Water.

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(d) Except to the extent specified in Section 7.2, Midstream Co shall use reasonable efforts to ensure that Fresh Water that is held in the Retention Facilities or conveyed through the Individual System is not subject to any contamination or pollution that would result in the Fresh Water held in the Individual System not meeting Quality Standard for Fresh Water or Quality Standard for Recycled Water, as applicable.

(e) Either Party may, at its option and sole expense, obtain water samples available at any Retention Facility, Receipt Point or Delivery Point for water quality analyses and retain appropriate qualified personnel to conduct analyses in accordance with all then-applicable general industry practices to ensure the water quality in the System meets or conforms with the Quality Standard for Fresh Water and, if applicable the Quality Standard for Delivery. Each Party shall bear all costs associated with its own water quality analytical work.

Section 7.2 Non-Conforming Fresh Water.

(a) If the Fresh Water in any Retention Facility, Individual System or Facility Segment does not conform to the Quality Standard for Fresh Water or the Quality Standard for Recycled Water, as applicable, then Midstream Co will have the right to immediately discontinue receiving Fresh Water, discontinue delivering Fresh Water or may take any other ameliorative action it deems appropriate to address such non-conformance.

(b) If the Fresh Water delivered to any Delivery Point does not conform to the Quality Standard for Delivery, then Producer will have the right to immediately discontinue accepting delivery of such Fresh Water or may take any other ameliorative action it deems appropriate to address such non-conformance

(c) If Producer disputes Midstream Co’s determination that any Fresh Water fails to conform to the applicable specifications, then Producer shall (a) notify Midstream Co thereof within twenty-four (24) hours after receiving such notice from Midstream Co, (b) submit the applicable Fresh Water to a mutually agreed upon Third Party laboratory, and (c) cause such laboratory to analyze the Fresh Water within seventy-two (72) hours after Producer’s receipt of Midstream Co’s notice of non-conformance. If the results of such analysis provide that the applicable Fresh Water is non-conforming, the costs and expenses associated with such analysis shall be borne by Producer; if the results of such analysis provide that the applicable Fresh Water conforms to the specifications, then Midstream Co shall reimburse Producer for all reasonable and documented costs and expenses incurred by Producer to cause such Third Party laboratory to perform such analysis.

Section 7.3 Indemnification Regarding Quality. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS MIDSTREAM CO GROUP FROM AND AGAINST ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE FRESH WATER DELIVERED BY PRODUCER TO THE INDIVIDUAL SYSTEM TO MEET THE QUALITY SPECIFICATIONS SET FORTH HEREIN, EXCEPT TO THE EXTENT THAT MIDSTREAM CO CAUSED SUCH NON-CONFORMANCE BY ITS ACTION OR INACTION THAT WAS NOT UNDERTAKEN AT THE DIRECTION OF PRODUCER.

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Section 7.4 Delivery Rates. Subject to the other provisions of this Agreement, Midstream Co shall construct and operate each Individual System in a manner so as to permit Fresh Water to be made available at the Delivery Points at delivery rates equal to or greater than the Maximum BPM Rate specified on the applicable Midstream Agreement Addendum.

Section 7.5 Producer Facilities. Producer, at its own expense, shall construct, equip, maintain, and operate all facilities necessary to receive Fresh Water into the tanks or other storage facilities located at the Delivery Points of each Individual System at delivery rates equal to or greater than the Maximum BPM Rate specified on the applicable Midstream Agreement Addendum. Producer shall be responsible at its own expense for using or disposing of any Fresh Water delivered to Producer hereunder at the volumes and flow rates required hereunder.

Article 8

Term

Section 8.1 Term. The term of this Agreement commenced on January 1, 2015, which is the original effective date of the Parties’ agreement regarding the matters set forth herein, and this Agreement remain in effect until January 1, 2030 (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Midstream Co or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”). Notwithstanding the foregoing, with respect to the OpCo Agreement Addendum only, this Agreement shall continue for so long as any Original Midstream Co remains a Party under any Midstream Agreement Addendum then in effect and shall automatically terminate at such time as no Original Midstream Co remains a Party to any Midstream Agreement Addendum.

Section 8.2 Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties and OpCo shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party or OpCo from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 7.3, this Section 8.2, Article 15 and Section 17.1 through Section 17.10 shall survive such termination and remain in full force and effect indefinitely, (c) the indemnities set forth in Section 3.5(c) shall survive such termination and remain in full force and effect indefinitely, and (d) Section 10.4 and Section 17.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.

Article 9

Title and Custody

Section 9.1 Title and Custody Raw Fresh Water. The Raw Fresh Water supplies that are subject to this Agreement are water rights or permitted ground water adjudicated by the representative court of competent jurisdiction or permitted under authority vested to the Colorado Division of Water Resources, respectively. The title of said water rights or groundwater permits are not affected or transferred under the terms of this Agreement. At each applicable Receipt Point, Midstream Co shall receive custody to the Raw Fresh Water delivered

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into the Individual System, with all rights and responsibilities thereof. At all times that the Raw Fresh Water is in the Individual System, Midstream Co shall retain exclusive custody to such Raw Fresh Water. At each applicable Delivery Point, Producer shall receive custody to the Raw Fresh Water delivered to Producer at such Delivery Point, with all rights and responsibilities thereof. Delivery by the Producer of Raw Fresh Water to any Receipt Point shall be deemed a transfer of custody to such Raw Fresh Water by Producer, or a warranty of the good right in Producer to deliver such Raw Fresh Water to Midstream Co under this Agreement. Delivery by Midstream Co of Raw Fresh Water to any Delivery Point shall be deemed a transfer of custody to such Raw Fresh Water by Midstream Co, or a warranty of the good right in Midstream Co to deliver such Raw Fresh Water to Producer under this Agreement.

Section 9.2 Title and Custody Recycled Water. The title to the Recycled Water is not affected or transferred under the terms of this Agreement. At each applicable Receipt Point, Midstream Co shall receive custody to the Recycled Water delivered into the Individual System, with all rights and responsibilities thereof. At all times that the Recycled Water is in the Individual System, Midstream Co shall retain exclusive custody to such Recycled Water. At each applicable Delivery Point, Producer shall receive custody to the Recycled Water delivered to Producer at such Delivery Point, with all rights and responsibilities thereof. Delivery by the Producer of Recycled Water to any Receipt Point shall be deemed a transfer of custody to such Recycled Water by Producer, or a warranty of the good right in Producer to deliver such Recycled Water to Midstream Co under this Agreement. Delivery by Midstream Co of Recycled Water to any Delivery Point shall be deemed a transfer of custody to such Recycled Water by Midstream Co, or a warranty of the good right in Midstream Co to deliver such Recycled Water to Producer under this Agreement.

Article 10

Billing and Payment

Section 10.1 Statements.

(a) Ordinary Course. Midstream Co shall submit invoices to Producer on or before the 25th Day after the end of a Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Midstream Co.

(b) Reserved.

(c) Detail. Midstream Co shall cause its invoices and supporting information to include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

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(d) Reserved.

(e) One Invoice; Netting. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Midstream Co are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. No amounts owing to or by any Midstream Co may be set off against amounts owing to or by any other Midstream Co. No amounts owing to or by any Producer may be set off against amounts owing to or by any other Producer. To the extent possible, all fee adjustments set forth in Article 6 shall be accomplished by setoff or netting.

Section 10.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 10.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 10.4. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 17.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and, if such amount shall be paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 10.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer, (b) Producer is not the Original Producer or (c) Midstream Co has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Midstream Co, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Midstream Co for

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Services to be provided under this Agreement in the following Month or (y) delivery to Midstream Co by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Midstream Co, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 10.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Midstream Co’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Midstream Co shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 10.4 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of another Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days after resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Article 11

Remedies

Section 11.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b) and such failure is not remedied within 5 Business Days after Producer’s receipt of written notice of such failure from Midstream Co, Midstream Co shall have the right, at its sole discretion, to (i) suspend performance (including withholding any payments that are owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 10.1(e)) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this Agreement, and, acting in a commercially reasonable manner, sell any Fresh Water delivered by Producer to the Receipt Points on Producer’s behalf, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.

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Fresh Water Services Agreement

(b) Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant, or obligation (other than as provided in Section 11.1(a) or Section 2.4(a)(i)) contained in this Agreement and such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend performance of its obligations under this Agreement that are affected by such failure or non-compliance (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to netting or setoff under Section 10.1(e)); provided that Producer may not withhold any payments that are owed to Midstream Co for Services actually performed by Midstream Co.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 11.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 11.3 DIRECT DAMAGES A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT LIMIT THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 3.5(c), SECTION 7.3, AND ARTICLE 15.

Article 12

Force Majeure

Section 12.1 Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the

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occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Section 12.2 Extensions Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

Article 13

Change in Law and Scope

Section 13.1 Changes in Applicable Law.

(a) If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.

(b) Producer shall accept or reject, in its sole discretion, Midstream Co’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Midstream Co. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have accepted such increase. If Producer rejects the amount of the proposed increase, then Midstream Co shall release the Wells, Separator Facilities, Receipt Points, Spacing Units, and Dedicated Production that would have been affected by such increase in accordance with Section 2.4(a)(viii). The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 13.1.

(c) Producer and Midstream Co shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.

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Section 13.2 Unprofitable Operations and Rights of Termination.

(a) Cessation of Services. If, in the sole discretion of Midstream Co, the Services under this Agreement are or become uneconomical for any cause, then Midstream Co shall not be obligated to provide the applicable Services so long as such condition exists.

(i) If Midstream Co suspends Services under this Section 13.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Fresh Water that fails to meet the quality specifications required by Section 7.1, or (C) execution of a plan of development that deviates from the then-applicable Development Report, then Midstream Co may resume providing such Services at any time, upon two months’ advance written notice delivered to Producer, and the affected Fresh Water, Receipt Points, Water Sources, Wells, and Spacing Units shall only be permanently released as a result of suspension under this clause by mutual agreement of the Parties under Section 2.4(a)(iv).

(ii) If Midstream Co suspends Services under this Section 13.2(a) for any reason other than as specified in clause (i) above and (x) such suspension continues for six consecutive Months or (y) Midstream Co delivers notice to Producer that such suspension shall be permanent, then the applicable Fresh Water, Receipt Points, Water Sources, Wells, and Spacing Units shall be permanently released as specified in Section 2.4(a)(ix).

(b) Election not to Expand System. If Midstream Co determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer, as described in Section 3.2 hereof, would be uneconomical, then Midstream Co shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells pursuant to Section 2.4(a)(ix) immediately upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant Section 13.2(d).

(c) Start of Suspension of Services. Midstream Co shall cause any suspension of Services permitted by this Section 13.2 to commence on the first Day of a Month and not on any other Day.

(d) Supporting Documentation. As soon as Midstream Co determines that an expansion of the Individual System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Midstream Co shall communicate the same to Producer. With respect to existing facilities, such notice shall be delivered to Producer at least 60 Days in advance of any proposed curtailment under this Section 13.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. With respect to planned facilities, Midstream Co shall indicate that providing Services to Planned Wells is uneconomical by failing to include the necessary expansion projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion would be uneconomical, if requested by Producer. If Midstream Co delivers a System Plan (marked as “Final”) describing the necessary expansion projects, such delivery shall be deemed to be a commitment by Midstream Co to complete such expansion without

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exercising its rights under Section 13.2(b), so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Midstream Co) do not materially change; provided, however that upon the initiation of Services through such expansion project or through a component part of such expansion project, such expansion (or applicable portion thereof) shall be considered “existing facilities” for purposes of this Section 13.2 and Midstream Co shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 13.2(d) shall give Producer a right to consent to a suspension under this Section 13.2.

(e) No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Retention Facilities, nothing herein shall be construed to require Producer to drill any Well, to continue to operate any Well, to develop or maintain any Water Resources that a prudent operator would not in like circumstances drill or continue to operate, develop, or maintain.

Article 14

Reserved

Article 15

Indemnification and Insurance

Section 15.1 Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 3.5(c) and Section 7.3:

(a) Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.

(b) Midstream Co Indemnification. Midstream Co shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.

(c) Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF MIDSTREAM CO GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

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Section 15.2 Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Fresh Water delivered by Producer to a Receipt Point.

Section 15.3 Reserved.

Section 15.4 Insurance. Midstream Co and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit D, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Midstream Co and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Midstream Co’s insurance). Unless Producer is Original Producer, Producer shall also cause the insurance carried and maintained by it pursuant to this Section 15.4 to be endorsed to name Midstream Co and its Group as additional insureds or provide blanket additional insured status that covers Midstream Co and its Group as additional insureds, except in the case of worker’s compensation insurance. Any insurance provided by OpCo on behalf of Midstream Co that comports with this Section 15.4 shall be deemed to satisfy these requirements.

Article 16

Assignment

Section 16.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party nor OpCo shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior consent of Midstream Co (in the case of an assignment by Producer) or Producer (in the case of an assignment by OpCo or Midstream Co), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing, Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties insofar as this Agreement relates to such Dedicated Properties without the consent of Midstream Co; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, such writing shall take the form of an Agreement Addendum, executed by the applicable Midstream Co and the Producer Assignee (and others, if appropriate) and such writing shall be recorded in the real property records of the counties in which the Dedication Area is located, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, the Original Producer shall not be released from any of its obligations under this Agreement, and (D) if such transfer or assignment is to a Producer Assignee (a “Third Party Assignment”): (1) the Original Producer shall be released from its obligations under this

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Agreement with respect to the Dedicated Properties so assigned or transferred, (2) at least thirty (30) Days prior to the closing date of the Third Party Assignment (or, if the period between signing and closing is less than thirty (30) Days, as early as possible and in no event less than two Business Days prior to the closing of the Third Party Assignment) Producer shall cause the proposed Producer Assignee to deliver an updated Development Report to Midstream Co and (3) prior to or on the closing date of the Third Party Assignment, the Producer Assignee shall deliver to Midstream Co (x) a copy of the writing pursuant to which the Third Party Assignment is occurring, and (y) documentation of any Conflicting Dedication affecting the Producer Assignee.

(b) Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Midstream Co notice of any assignment of this Agreement or Dedicated Properties. Midstream Co shall give Producer written notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 16.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 16.

Section 16.2 Pre-Approved Assignments. Each Party shall have the right without the prior consent of the others to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 16.3 Change of Control. Except as provided in Section 16.1, nothing in this Article 16 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 16 shall prevent Midstream Co’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement.

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Article 17

Other Provisions

Section 17.1 Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto or, in the case of the OpCo Agreement Addendum, the Producer signatory thereto and OpCo, consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. The signatories of one Agreement Addendum shall not be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, and the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between or among Producer, Midstream Co, and OpCo or the persons party to any other Agreement Addendum. This Agreement shall not be deemed or construed to authorize any Party or OpCo to act as an agent, servant or employee for any other Party or OpCo for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties and OpCo shall not be considered fiduciaries.

Section 17.2 Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Midstream Co or OpCo, then to OpCo and the applicable Midstream Co at the address set forth on the applicable Agreement Addendum; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 17.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, (b) (reserved), or (c) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party and, in the case of Producer, OpCo in the manner provided in this Section 17.2.

Section 17.3 Entire Agreement; Conflicts. This Agreement (consisting of these Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of Producer and Midstream Co or OpCo (as applicable) pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of Producer and Midstream Co or OpCo (as applicable) pertaining to the subject matter hereof. There are no warranties, representations, or other agreements between Producer and Midstream Co or OpCo (as applicable) relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party or OpCo shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 17.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party or OpCo, or their respective

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officers, employees, agents, or representatives, nor any failure by a Party or OpCo to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party or OpCo at a later time to enforce the performance of such provision. No waiver by any Party or OpCo of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer, Midstream Co, and OpCo (as applicable) under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 17.5 Amendment.

(a) This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 17.5) by Producer and Midstream Co or OpCo, as applicable, and expressly identified as an amendment or modification.

(b) In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.

Section 17.6 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance with the Rules. The arbitrator is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party and OpCo irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in the State, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on Producer and Midstream Co or OpCo, as applicable. Awards shall be final and binding on Producer and Midstream Co or OpCo, as applicable, from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

Section 17.7 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties and OpCo to any claim, cause of action, remedy or right of any kind.

Section 17.8 Preparation of Agreement. The Parties and OpCo and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 17.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the

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economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party or OpCo. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Producer and Midstream Co or OpCo, as applicable, shall negotiate in good faith to modify this Agreement so as to effect the original intent of Producer and Midstream Co or OpCo, as applicable, as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 17.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party or OpCo by electronic mail shall be deemed an original signature hereto; provided that the originals of any such electronically provided signatures shall be provided by the signatory, if requested by the other Party (or OpCo) within a week of exchanging such signatures.

Section 17.11 Confidentiality. All data and information exchanged by the Parties and OpCo (other than the terms and conditions of this Agreement) and all pricing terms shall be maintained in strict and absolute confidence and no Party nor OpCo shall disclose, without the prior consent of the other Parties and OpCo, any such data, information or pricing terms unless the release thereof is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties, OpCo, or any Affiliates thereof are traded. Nothing in this Agreement shall prohibit the Parties or OpCo from disclosing whatever information in such manner as may be required by applicable Law; nor shall any Party or OpCo be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to a Party, OpCo, or to any Person proposing to purchase the equity in any Party or OpCo or the assets owned by any Party or OpCo. Notwithstanding the foregoing, the restrictions in this Section 17.11 will not apply to data or information that (i) is in the possession of the Person receiving such information prior to disclosure by the other Party or OpCo, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party or OpCo a non-confidential basis from a source other than the other Party or OpCo, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party or OpCo. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(End of Agreement Terms and Conditions)

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EXHIBIT A

TO

AGREEMENT TERMS AND CONDITIONS

RELATING TO FRESH WATER SERVICES

Weld County, Colorado

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Fresh Water Services Agreement

Exhibit A - Page 1

EXHIBIT B

TO

AGREEMENT TERMS AND CONDITIONS

RELATING TO FRESH WATER SERVICES

DOWNTIME DURATION

With respect to a Downtime Event described in clause (i) of the definition of “Downtime Event” (Retention Facilities):

Row	Downtime Duration for any applicable Retention Facility (per calendar quarter)	Percentage Reduction of Individual First Phase Fee with respect to the applicable Individual System
A	3 days up to and including 5 days	5%
B	Greater than 5 days and up to and including 7 days	10%
C	Greater than 7 days and up to and including 9 days	15%
D	Greater than 9 days	20%

With respect to a Downtime Event described in clause (ii) of the definition of “Downtime Event” (conveyance facilities):

Row	Downtime Duration for any applicable facility (per calendar quarter)	Percentage Reduction of Individual First Phase Fee with respect to the applicable Individual System
A	3 days up to and including 5 days	5%
B	Greater than 5 days and up to and including 7 days	10%
C	Greater than 7 days and up to and including 9 days	15%
D	Greater than 9 days	20%

(End of Exhibit B)

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Exhibit B - Page 1

EXHIBIT C

Reserved

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Exhibit C - Page 1

EXHIBIT D

TO

AGREEMENT TERMS AND CONDITIONS

RELATING TO FRESH WATER SERVICES

INSURANCE

Each of OpCo (on behalf of Midstream Co) and Producer shall purchase and maintain (or cause to be purchased and maintained) in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poor’s or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A.	Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the State, and endorsed specifically to include the following:

1.	Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B.	Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury or Property Damage Combined Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

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Exhibit D - Page 1

C.	If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

$1,000,000 Bodily Injury or Property Damage Combined Single Limit, for each occurrence.

Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

D.	If applicable, Aircraft Liability Insurance. In any operation requiring the use or charter of aircraft or helicopters by Midstream Co or Producer, combined single limit insurance shall be carried or cause to be carried for public liability, passenger liability and property damage liability in an amount of not less than $8,000,000 per seat subject to a minimum of $20,000,000; this insurance shall cover all owned and non-owned aircraft, including helicopters, used by Midstream Co in connection with the performance of the work set forth in this Agreement.

E.	Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability - $10,000,000 Occurrence/Aggregate for Bodily Injury and Property Damage in excess of the coverage outlined in Paragraphs A, B, C and D.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by or on behalf of Producer or Midstream Co shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit D if such Party is Controlled by Noble Energy, Inc. and, otherwise, if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit D)

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Exhibit D - Page 2